                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 4)

                                Telos Corporation
                                -----------------
                                (Name of Issuer)

            12% Cumulative Exchangeable Redeemable Preferred Stock,
                           Par Value $0.01 Per Share
            -------------------------------------------------------
                         (Title of Class of Securities)

                                    87969B200
                                    ---------
                      (CUSIP Number of Class of Securities)

                    Wynnefield Partners Small Cap Value, L.P.
                          450 Seventh Avenue, Suite 509
                            New York, New York 10123
                           Attention: Mr. Nelson Obus
                           --------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                    Copy to:

                            Jeffrey S. Tullman, Esq.
                               Kane Kessler, P.C.
                     1350 Avenue of the Americas, 26th Floor
                            New York, New York 10019
                                 (212) 541-6222

                                   May 3, 2005
                                   -----------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a Statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this
Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
[ ]

                         (continued on following pages)

                              (Page 1 of 11 Pages)

----------------------------------------------------------------------------------------------------------------------
CUSIP No. 87969B200                                13D/A                                Page 2 of 11 Pages
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
         1.          NAME OF REPORTING PERSON:
                     Wynnefield Partners Small Cap Value, L.P.
                     S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON: 13-3688497
----------------------------------------------------------------------------------------------------------------------
         2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                        (a)     [X]
                                                                                        (b)     [ ]
----------------------------------------------------------------------------------------------------------------------
         3.          SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
         4.          SOURCE OF FUNDS
                     WC (SEE ITEM 3)
----------------------------------------------------------------------------------------------------------------------
         5.          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                [ ]
----------------------------------------------------------------------------------------------------------------------
         6.          CITIZENSHIP OR PLACE OF ORGANIZATION
                     DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                                  7.       SOLE VOTING POWER
                                                           131,800 shares (See Item 5)
              NUMBER OF                  -----------------------------------------------------------------------------
               SHARES                             8.       SHARED VOTING POWER
            BENEFICIALLY                                   -0- (See Item 5)
               OWNED BY                  -----------------------------------------------------------------------------
            EACH REPORTING                        9.       SOLE DISPOSITIVE POWER
               PERSON                                      131,800 shares (See Item 5)
                WITH                     -----------------------------------------------------------------------------
                                                  10.      SHARED DISPOSITIVE POWER
                                                           -0- (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     131,800 (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                                [ ]
----------------------------------------------------------------------------------------------------------------------
         13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     4.1% (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         14.         TYPE OF REPORTING PERSON
                     PN
----------------------------------------------------------------------------------------------------------------------

                              (Page 2 of 11 Pages)

----------------------------------------------------------------------------------------------------------------------
CUSIP NO.  87969B200                               13D/A                                Page  3  of  11  Pages
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
         1.          NAME OF REPORTING PERSON:
                     Wynnefield Small Cap Value Offshore Fund, Ltd.
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:  Not Applicable
----------------------------------------------------------------------------------------------------------------------
         2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                        (a)   [X]
                                                                                        (b)   | |
----------------------------------------------------------------------------------------------------------------------
         3.          SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
         4.          SOURCE OF FUNDS
                     WC (SEE ITEM 3)
----------------------------------------------------------------------------------------------------------------------
         5.          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (d) OR 2 (e)
                                                                                              [ ]
----------------------------------------------------------------------------------------------------------------------
         6.          CITIZENSHIP OR PLACE OF ORGANIZATION
                     CAYMAN ISLANDS
----------------------------------------------------------------------------------------------------------------------
                                                  7.       SOLE VOTING POWER
                                                           85,400 shares (See Item 5)
              NUMBER OF                  -----------------------------------------------------------------------------
               SHARES                             8.       SHARED VOTING POWER
            BENEFICIALLY                                   -0- (See Item 5)
               OWNED BY                  -----------------------------------------------------------------------------
            EACH REPORTING                        9.       SOLE DISPOSITIVE POWER
               PERSON                                      85,400 shares (See Item 5)
                WITH                     -----------------------------------------------------------------------------
                                                  10.      SHARED DISPOSITIVE POWER
                                                           -0- (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     85,400 shares (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                              [ ]
----------------------------------------------------------------------------------------------------------------------
         13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     2.7% (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         14.         TYPE OF REPORTING PERSON
                     CO
----------------------------------------------------------------------------------------------------------------------

                              (Page 3 of 11 Pages)

----------------------------------------------------------------------------------------------------------------------
CUSIP NO. 87969B200                                13D/A                                Page  4  of  11  Pages
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
         1.          NAME OF REPORTING PERSON:
                     Wynnefield Partners Small Cap Value, L.P. I
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 13-3953291
----------------------------------------------------------------------------------------------------------------------
         2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                        (a) [X]
                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------------------------
         3.          SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
         4.          SOURCE OF FUNDS
                     WC (SEE ITEM 3)
----------------------------------------------------------------------------------------------------------------------
         5.          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         6.          CITIZENSHIP OR PLACE OF ORGANIZATION
                     DELAWARE
----------------------------------------------------------------------------------------------------------------------
                                                  7.       SOLE VOTING POWER
                                                           142,800 shares (See Item 5)
              NUMBER OF                  -----------------------------------------------------------------------------
               SHARES                             8.       SHARED VOTING POWER
            BENEFICIALLY                                   -0- (See Item 5)
               OWNED BY                  -----------------------------------------------------------------------------
            EACH REPORTING                        9.       SOLE DISPOSITIVE POWER
               PERSON                                      142,800 shares (See Item 5)
                WITH                     -----------------------------------------------------------------------------
                                                  10.      SHARED DISPOSITIVE POWER
                                                           -0- (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     142,800 shares (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                             [ ]
----------------------------------------------------------------------------------------------------------------------
         13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     4.5% (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         14.         TYPE OF REPORTING PERSON
                     PN
----------------------------------------------------------------------------------------------------------------------

                              (Page 4 of 11 Pages)

----------------------------------------------------------------------------------------------------------------------
CUSIP No. 87969B200                                13D/A                                Page  5  of  11  Pages
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
         1.           NAME OF REPORTING PERSON:
                      Channel Partnership II, L.P.
                      S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON: 22-3215653
----------------------------------------------------------------------------------------------------------------------
         2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                        (a) [X]
                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------------------------
         3.           SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
         4.           SOURCE OF FUNDS
                      WC (SEE ITEM 3)
----------------------------------------------------------------------------------------------------------------------
         5.           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         6.           CITIZENSHIP OR PLACE OF ORGANIZATION
                      NEW YORK
----------------------------------------------------------------------------------------------------------------------
                                                  7.       SOLE VOTING POWER
                                                           13,500 shares (See Item 5)
              NUMBER OF                  -----------------------------------------------------------------------------
               SHARES                             8.       SHARED VOTING POWER
            BENEFICIALLY                                      -0- (See Item 5)
               OWNED BY                  -----------------------------------------------------------------------------
            EACH REPORTING                        9.       SOLE DISPOSITIVE POWER
               PERSON                                      13,500 shares (See Item 5)
                WITH                     -----------------------------------------------------------------------------
                                                  10.      SHARED DISPOSITIVE POWER
                                                           -0- (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         11.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      13,500 shares (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         12.          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         13.          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      0.4% (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         14.          TYPE OF REPORTING PERSON
                      PN
----------------------------------------------------------------------------------------------------------------------

                              (Page 5 of 11 Pages)

----------------------------------------------------------------------------------------------------------------------
CUSIP No. 87969B200                                13D/A                                Page  6  of  11  Pages
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
         1.          NAME OF REPORTING PERSON:
                     Nelson Obus
                     S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON:
----------------------------------------------------------------------------------------------------------------------
         2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                        (a) [ ]
                                                                                        (b) [X]
----------------------------------------------------------------------------------------------------------------------
         3.          SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
         4.          SOURCE OF FUNDS
                     AF (SEE ITEM 3)
----------------------------------------------------------------------------------------------------------------------
         5.          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         6.          CITIZENSHIP OR PLACE OF ORGANIZATION
                     UNITED STATES OF AMERICA
----------------------------------------------------------------------------------------------------------------------
                                                  7.       SOLE VOTING POWER
                                                           13,500 shares (See Item 5) (1)
              NUMBER OF                  -----------------------------------------------------------------------------
               SHARES                             8.       SHARED VOTING POWER
            BENEFICIALLY                                   360,000 (See Item 5) (1)
               OWNED BY                  -----------------------------------------------------------------------------
            EACH REPORTING                        9.       SOLE DISPOSITIVE POWER
               PERSON                                      13,500 shares (See Item 5) (1)
                WITH                     -----------------------------------------------------------------------------
                                                  10.      SHARED DISPOSITIVE POWER
                                                           360,000 (See Item 5) (1)
----------------------------------------------------------------------------------------------------------------------
         11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     373,500 shares (See Item 5)(1)
----------------------------------------------------------------------------------------------------------------------
         12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     11.7% (See Item 5)(1)
----------------------------------------------------------------------------------------------------------------------
         14.         TYPE OF REPORTING PERSON
                     IN
----------------------------------------------------------------------------------------------------------------------
         (1)         Mr. Obus may be deemed to have an indirect beneficial ownership in such shares through his positions as a co-managing member of Wynnefield Capital Management, LLC, a principal executive officer of Wynnefield Capital, Inc., and general partner of Channel Partnership II,
                     L.P. Wynnefield Capital Management, LLC holds an indirect beneficial ownership interest in
                     274,600 shares which are directly owned by Wynnefield Partners Small Cap Value, L.P. and
                     Wynnefield Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. holds an indirect beneficial ownership interest in 85,400 shares which are directly beneficially owned by
                     Wynnefield Small Cap Value Offshore Fund, Ltd. Channel Partnership II, L.P. directly owns
                     13,500 shares. As Mr. Joshua H. Landes is a co-managing member of Wynnefield Capital
                     Management, LLC and an executive officer of Wynnefield Capital, Inc., Mr. Obus shares voting and dispositive power with Mr. Landes with regard to any shares beneficially owned by
                     Wynnefield Capital Management, LLC and Wynnefield Capital, Inc.
----------------------------------------------------------------------------------------------------------------------

                              (Page 6 of 11 Pages)

--------------------------------------------------------------------------------
CUSIP No. 87969B200                  13D/A                   Page 7 of 11 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1.   NAME OF REPORTING PERSON: Joshua H. Landes
          S.S. OR I.R.S. IDENTIFICATION No. OF ABOVE PERSON:
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
     3. SEC USE ONLY

--------------------------------------------------------------------------------
     4.   SOURCE OF FUNDS AF (SEE ITEM 3)

--------------------------------------------------------------------------------
     5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     6.   CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
           NUMBER OF                        7.    SOLE VOTING POWER
            SHARES                                -0- (See Item 5) (1)
         BENEFICIALLY              ---------------------------------------------
           OWNED BY                         8.    SHARED VOTING POWER
        EACH REPORTING                            360,000 (See Item 5) (1)
            PERSON                 ---------------------------------------------
             WITH                           9.    SOLE DISPOSITIVE POWER
                                                  -0- (See Item 5)(1)
                                   ---------------------------------------------
                                            10.   SHARED DISPOSITIVE POWER
                                                  360,000 (See Item 5) (1)
--------------------------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,000
          shares (See Item 5)(1)

--------------------------------------------------------------------------------
     12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          [ ]

--------------------------------------------------------------------------------
     13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.3% (See Item
          5)(1)

--------------------------------------------------------------------------------
     14.  TYPE OF REPORTING PERSON IN

--------------------------------------------------------------------------------
     (1)  Mr. Landes may be deemed to have an indirect beneficial ownership in such shares through his positions as a managing member of Wynnefield
          Capital Management, LLC and an executive officer of Wynnefield
          Capital, Inc. Wynnefield Capital Management, LLC holds an indirect beneficial ownership interest in 274,600 shares which are directly owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield
          Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. holds an indirect beneficial ownership interest in 85,400 shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore
          Fund, Ltd. As Mr. Obus is a co-managing member of Wynnefield Capital
          Management, LLC and a principal executive officer of Wynnefield
          Capital, Inc., Mr. Landes shares voting and dispositive power with Mr.
          Obus with regard to any shares beneficially owned by Wynnefield
          Capital Management, LLC and Wynnefield Capital, Inc.

                              (Page 7 of 11 Pages)

----------------------------------------------------------------------------------------------------------------------
CUSIP NO. 87969B200                                13D/A                         Page  8  of  11  Pages
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
         1.          NAME OF REPORTING PERSON:
                     Wynnefield Capital Management, LLC
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-4018186
----------------------------------------------------------------------------------------------------------------------
         2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                        (a) [X]
                                                                                        (b) [ ]
----------------------------------------------------------------------------------------------------------------------
         3.          SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
         4.          SOURCE OF FUNDS
                     AF (SEE ITEM 3)
----------------------------------------------------------------------------------------------------------------------
         5.          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         6.          CITIZENSHIP OR PLACE OF ORGANIZATION
                     NEW YORK
----------------------------------------------------------------------------------------------------------------------
                                                  7.       SOLE VOTING POWER
                                                           274,600 shares (See Item 5) (1)
              NUMBER OF                  -----------------------------------------------------------------------------
               SHARES                             8.       SHARED VOTING POWER
            BENEFICIALLY                                   -0- (See Item 5)
               OWNED BY                  -----------------------------------------------------------------------------
            EACH REPORTING                        9.       SOLE DISPOSITIVE POWER
               PERSON                                      274,600 shares (See Item 5) (1)
                WITH                     -----------------------------------------------------------------------------
                                                  10.      SHARED DISPOSITIVE POWER
                                                           -0- (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     274,600 shares (See Item 5) (1)
----------------------------------------------------------------------------------------------------------------------
         12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     8.6% (See Item 5) (1)
----------------------------------------------------------------------------------------------------------------------
         14.         TYPE OF REPORTING PERSON
                     OO (Limited Liability Company)
----------------------------------------------------------------------------------------------------------------------
         (1)         Wynnefield Capital Management, LLC, as the general partner of Wynnefield Partners Small Cap
                     Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small
                     Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.
----------------------------------------------------------------------------------------------------------------------

                              (Page 8 of 11 Pages)

----------------------------------------------------------------------------------------------------------------------
CUSIP NO. 87969B200                                13D/A                         Page  9  of  11  Pages
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
         1.          NAME OF REPORTING PERSON:
                     Wynnefield Capital, Inc.
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: N/A
----------------------------------------------------------------------------------------------------------------------
         2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                        (a)  [X]
                                                                                        (b)  [ ]
----------------------------------------------------------------------------------------------------------------------
         3.          SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------
         4.          SOURCE OF FUNDS
                     AF (SEE ITEM 3)
----------------------------------------------------------------------------------------------------------------------
         5.          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         6.          CITIZENSHIP OR PLACE OF ORGANIZATION
                     CAYMAN ISLANDS
----------------------------------------------------------------------------------------------------------------------
                                                  7.       SOLE VOTING POWER
                                                           85,400 shares (See Item 5)(1)
              NUMBER OF                  -----------------------------------------------------------------------------
               SHARES                             8.       SHARED VOTING POWER
            BENEFICIALLY                                   -0- (See Item 5)
               OWNED BY                  -----------------------------------------------------------------------------
            EACH REPORTING                        9.       SOLE DISPOSITIVE POWER
               PERSON                                      85,400 shares (See Item 5)(1)
                WITH                     -----------------------------------------------------------------------------
                                                  10.      SHARED DISPOSITIVE POWER
                                                           -0- (See Item 5)
----------------------------------------------------------------------------------------------------------------------
         11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     85,400 shares (See Item 5)(1)
----------------------------------------------------------------------------------------------------------------------
         12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                                            [ ]
----------------------------------------------------------------------------------------------------------------------
         13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     2.7% (See Item 5)(1)
----------------------------------------------------------------------------------------------------------------------
         14.         TYPE OF REPORTING PERSON
                     CO
----------------------------------------------------------------------------------------------------------------------
         (1)         Wynnefield Capital, Inc. as the sole investment manager of Wynnefield Small Cap Value Offshore
                     Fund, Ltd., holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.
----------------------------------------------------------------------------------------------------------------------

                              (Page 9 of 11 Pages)

     This Amendment No. 4 (the "Amendment") amends the Statement of Beneficial
Ownership on Schedule 13D, filed with the Securities and Exchange Commission
(the "Commission") on April 1, 2005 (the "Amended and Restated Schedule 13D"),
which amended and restated the previous Statements of Beneficial Ownership on
Schedule 13D filed by Wynnefield Partners Small Cap Value, L.P. (the
"Partnership"), Wynnefield Small Cap Value Offshore Fund, Ltd. (the "Fund"),
Wynnefield Partners Small Cap Value, L.P. I (the "Partnership-I") and Channel
Partnership II, L.P. ("Channel" and, collectively with the Partnership, the
Fund, the Partnership-I and Channel, the "Original Reporting Persons"), with respect to the shares of 12% Cumulative Exchangeable Redeemable Preferred Stock,
par value $0.01 per share (the "Preferred Stock"), of Telos Corporation, a
Maryland corporation with its principal executive offices located at 19886
Ashburn Road, Ashburn, Virginia 20147-2358 (the "Issuer"). In addition to the
Original Reporting Persons, this Amendment is filed by and on behalf of
Wynnefield Capital Management, LLC ("WCM"), Wynnefield Capital, Inc., Nelson
Obus ("Mr. Obus") and Joshua H. Landes. The information contained in this
Amendment is as of the date hereof, unless otherwise expressly provided herein.

ITEM 4. PURPOSE OF TRANSACTION.

     Item 4. Purpose of Transaction appearing in the Amended and Restated
Schedule 13D is supplemented by adding the following disclosure to the end of such item:

     On May 3, 2005, Mr. Obus of WCM sent a letter to the Committee of
Independent Directors of the Board of Directors of the Issuer jointly with other holders of the Preferred Stock. A copy of the letter is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The letter urges the Committee of Independent Directors to consider a strategic transaction such as, but not limited to, a public equity offering or a merger transaction so that the Issuer may recognize its unrealized enterprise value and raise sufficient legally available funds to fulfill its contractual obligations to redeem the Preferred
Stock on November 21, 2005.

     The signatories to the letter included four other holders of the Preferred
Stock. The signatories to the letter expressly state that they are not acting together for purposes of acquiring, holding, voting or disposing of any equity security of the Issuer, and they expressly deny that they constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934,
as amended.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

     The following exhibit is filed as part of this Amendment:

              Exhibit 99.1      Letter dated May 3, 2005 to the Committee of
                                Independent Directors of the Board of Directors
                                of the Issuer

                              (Page 10 of 11 Pages)

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Amendment is true, complete and correct.

Dated: May 6, 2005

                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                  By: Wynnefield Capital Management, LLC,
                                      its General Partner

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, Co-Managing Member

                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                  By: Wynnefield Capital Management, LLC,
                                      its General Partner

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, Co-Managing Member

                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                  By: Wynnefield Capital, Inc.,
                                      its Investment Manager

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, President

                                  WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, Co-Managing Member

                                  WYNNEFIELD CAPITAL, INC.

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, President

                                  CHANNEL PARTNERSHIP II, L.P.

                                  By: /s/ Nelson Obus
                                      ------------------------------------------
                                      Nelson Obus, General Partner

                                  /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, Individually

                                  /s/ Joshua H. Landes
                                  ----------------------------------------------
                                  Joshua H. Landes, Individually

                              (Page 11 of 11 Pages)

                                  EXHIBIT INDEX

              Exhibit 99.1      Letter dated May 3, 2005 to the Committee of
                                Independent Directors of the Board of Directors
                                of the Issuer